                                 Exhibit 10.1

PERSONAL & CONFIDENTIAL

To:     Douglas Allen Pertz

From:    McAlister C. Marshall, II

Date:    June 9, 2016

Subject:    Inducement Restricted Stock Unit (RSU) Award Agreement

On June 9, 2016 (the “Grant Date”), the Compensation and Benefits Committee of the Board of Directors of The Brink’s Company (the “Company”), in accordance with the terms of The Brink’s Company 2013 Equity Incentive Plan (the “Plan”), granted you this award (this “Award”) of 91,770 restricted stock units (“RSUs”). Subject to attainment of the applicable vesting conditions, each RSU represents the right to a future payment of one share of common stock of the Company (a “Share”). Capitalized terms that are used but not defined herein or in the Terms and Conditions attached hereto (collectively, this “Award Agreement”) shall have the meanings ascribed to such terms in the Plan. For purposes of this Award Agreement, the terms “Cause”, “Good Reason” and “Incapacity” shall have the meanings ascribed to such terms in the Offer Letter, dated as of June 9, 2016, between the Company and you (the “Offer Letter”).

Unless otherwise provided under this Award Agreement, subject to your continued employment by the Company or one of its Subsidiaries from the Grant Date through June 9, 2019 (the “Vesting Date”), and your continued holding of the “Purchased Stock” (as defined in the Offer Letter) through the Vesting Date (the “Holding Condition”), the Company shall deliver to you, as soon as practicable following the Vesting Date, 91,770 Shares. Notwithstanding the foregoing, no RSUs shall vest and no Shares shall be payable in respect of this Award unless, for the period commencing on July 1, 2016 and ending on June 30, 2017 (i.e., the first four fiscal quarters of the Company following the Grant Date) (the “Performance Period”), the Company realizes positive Non-GAAP income from continuing operations (the “Income Threshold”). For purposes of this Award Agreement, “Non-GAAP income from continuing operations” shall be determined in the same manner in which it is determined for inclusion in documents filed by the Company with or furnished by the Company to the Securities and Exchange Commission for the Performance Period, subject to such adjustments as are contemplated by Section 9(d) of the Plan.

The Company shall comply with federal, state and local tax withholding requirements with respect to the taxable income you will recognize from settlement of the RSUs (which may include withholding from delivery a sufficient number of Shares to provide for the payment of withholding taxes or withholding cash compensation, as permitted under relevant law).
Prior to your acceptance of this Award, you will need to review this Award Agreement, which includes the following documents provided below:

•	The Terms and Conditions, which together with the Plan (receipt of a copy of which is hereby acknowledged by you) and the Offer Letter, govern this Award.

•
A copy of The Brink’s Company Compensation Recoupment Policy (as amended from time to time, the “Recoupment Policy”, the current version of which is attached hereto as Exhibit A), which provides that incentive compensation that meets the definition of Excessive Compensation under the Recoupment Policy will be recouped from executive officers and other responsible parties in the event the Company is required to provide an accounting restatement for any of the prior three fiscal years, due to material noncompliance with any financial reporting requirement under the Federal securities laws. You must agree to the terms of the Recoupment Policy in order to receive this Award, as outlined in Section 8(a) of this Award Agreement.

•
The Restrictive Covenant Agreement (which is attached hereto as Exhibit B), which will require that you refrain from certain activities in the event that you terminate employment with the Company and its Subsidiaries. You must agree to these restrictions in order to receive this Award, as outlined in Section 9 of the Terms and Conditions.

By your signature and the authorized Company signature below and on the final page of the Terms and Conditions, you and the Company agree that this Award is granted under and governed by the terms and conditions of this Award Agreement, the Offer Letter, and the Plan (receipt of a copy of which is hereby acknowledged, and which is incorporated by reference into this Award Agreement).

/s/McAlister C. Marshall, II	As of June 9, 2016
The Brink’s Company	Date

/s/Douglas A. Pertz	As of June 9, 2016
Employee	Date

TERMS AND CONDITIONS

1.Subject to all the terms and conditions of the Plan, the employee identified above (the “Employee”) is granted this Award as set forth above.

2.Subject to the Employee’s continued employment by the Company or one of its Subsidiaries until the Vesting Date and satisfaction of the Holding Condition (unless otherwise provided hereunder or under the terms and conditions of the Plan), the Employee shall be entitled to receive (and the Company shall deliver to the Employee) as soon as practicable following the Vesting Date (but in no event more than 60 days thereafter), the number of Shares underlying the RSUs subject to this Award. Notwithstanding the foregoing, no RSUs shall vest and no Shares shall be payable in respect of this Award if the Income Threshold is not achieved.

3.(a)     Notwithstanding Section 11(b) of the Plan (which shall be inapplicable to this Award), if prior to a Change in Control and the Vesting Date, the Employee’s employment by the Company or one of its Subsidiaries is terminated by the Company or one of its Subsidiaries without Cause, by the Employee for Good Reason, or due to the Employee’s death or Incapacity, then a number of RSUs subject to this Award shall vest on the date of termination (or, if later, the date the Committee certifies achievement of the Income Threshold, which certification shall occur, if at all, prior to March 15, 2018) equal to (i) the total number of RSUs subject to this Award multiplied by (ii) a fraction, the numerator of which is the number of days from and including the Grant Date through and including the date of termination plus 548 days (up to 1,095), and the denominator of which is 1,095, and the remaining unvested RSUs subject to this Award shall be forfeited. Any RSUs that vest pursuant to this Section 3(a) shall be settled within 60 days following the date of termination (or, if later, the date the Committee certifies achievement of the Income Threshold).

3.(b) If prior to a Change in Control and the Vesting Date, the Employee’s employment by the Company or one of its Subsidiaries terminates for any reason not contemplated by Section 3(a) of this Award Agreement, any unvested RSUs subject to this Award shall be forfeited automatically upon such termination.

3.(c) Notwithstanding the above, the Holding Condition shall cease upon the Employee’s termination of employment.

4.(a) Notwithstanding Section 12(g) of the Plan, unless otherwise determined by the Board or the Committee, if, in the event of a Change in Control that occurs on or prior to the Vesting Date, this Award remains outstanding or the successor company assumes or provides a substitute award for this Award, with appropriate adjustments to the number and kind of shares underlying this Award, any portion of this Award that is unvested shall remain outstanding and shall be vested and settled at the time described in Section 2 of this Award Agreement; provided, however, the Income Threshold shall cease to apply on and following a Change in Control. If, in the event of a Change in Control, this Award does not remain outstanding or the successor company does not so assume this Award or provide a substitute award, Section 12(g) of the Plan shall apply to this Award, and the Income Threshold shall be deemed achieved.

4.    (b) Notwithstanding Section 4(a) of this Award Agreement, if, on or following a Change in Control, the Employee’s employment by the Company or one of its Subsidiaries terminates prior to the Vesting Date for any reason other than a termination by the Company or one of its Subsidiaries for Cause or by the Employee without Good Reason, then upon such termination, this Award shall vest and shall be settled in full, and any restrictions applicable to this Award shall automatically lapse without regard to the Income Threshold.

4.    (c) If the Employee’s employment by the Company or one of its Subsidiaries is terminated by the Company or one of its Subsidiaries without Cause or by the Employee for Good Reason during the three-month period prior to a Change in Control that occurs on or prior to the Vesting Date, the Employee shall receive a cash payment upon the Change in Control equal to (i) the number of RSUs subject to this Award that were forfeited upon his termination of employment multiplied by (ii) the price of a Share upon the Change in Control.

4.    (d) Notwithstanding the above, the Holding Condition shall cease upon a Change in Control.

5.The Shares underlying this Award, until and unless delivered to the Employee, do not represent an equity interest in the Company and carry no dividend or voting rights. The Employee will not have any rights of a shareholder with respect to the Shares underlying this Award until the Shares have been properly delivered to the Employee in accordance with this Award Agreement. For the avoidance of doubt, no dividend equivalents will be paid on the RSUs comprising this Award.

6.In accordance with Section 14(b) of the Plan, if the Employee is subject to the income tax laws of the United States of America, the Company shall withhold from the payment to the Employee a sufficient number of Shares to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

7.This Award is not transferable by the Employee other than by will or by the laws of descent and distribution.

8.(a) This Agreement is subject to the terms and conditions of the Recoupment Policy, a copy of which is attached as Exhibit A, and the provisions thereof are incorporated in this Award

Agreement by reference. The Employee further acknowledges and agrees that all cash-based or equity-based compensation, as defined in the Recoupment Policy (“Incentive Awards”), that the Employee receives or is eligible to receive contemporaneously with or after the date of this Agreement shall be subject to the terms and conditions of the Recoupment Policy, and the Employee may be required to forfeit such Incentive Awards, or return shares or other property (or any portion thereof) received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation (as such terms are defined in the Recoupment Policy).

8.    (b) In exchange for this Award, and the opportunity to be eligible to receive future Incentive Awards, the Employee expressly agrees and consents that all Incentive Awards previously granted shall be subject to the terms and conditions of the Recoupment Policy from and after the date hereof. For the avoidance of doubt, the Employee may be required to forfeit Incentive Awards or return shares or other property (or any portion thereof) already received in respect of such Incentive Awards, if the Employee is determined to be a Covered Employee and such Incentive Awards, shares or other property (or such portion thereof) is determined to be Excess Compensation. The parties acknowledge that the Employee would not be eligible for the benefits described in the first sentence of this Section 8(b) without agreeing to the consent in this Section 8(b).

9.In connection with the Employee’s acceptance of this Award and in consideration of the promises contained in this Award Agreement, the receipt and adequacy of which are hereby acknowledged, the Employee agrees to comply with the terms of the Restrictive Covenant Agreement set forth on Exhibit B of this Award Agreement, the provisions of which are incorporated in this Award Agreement by reference. This Award shall expire and may no longer become earned and/or payable on and after the time the Employee breaches the terms of the Restrictive Covenant Agreement, and the Employee expressly agrees to (a) return to the Company any Shares previously delivered pursuant to this Award Agreement, (b) reimburse the Company for all withholding taxes paid in connection with settlement of this Award and (c) pay to the Company the aggregate proceeds received from any sale or disposition of Shares previously delivered pursuant to this Award Agreement, promptly upon a breach of such Restrictive Covenant Agreement.

10.All other provisions contained in the Plan are incorporated in this Award Agreement by reference. The Board or the Committee may amend the Plan at any time, provided that if such amendment shall adversely affect the rights of the Employee with respect to this Award, the Employee’s consent shall be required except to the extent any such amendment is made to comply with any applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. This Award Agreement may at any time be amended by mutual agreement of the Board or the Committee (or a designee thereof) and the Employee. The Company shall provide, by registered or certified mail, the Employee with written notice of any amendment to this Award

Agreement or the Plan that requires the consent or agreement of the Employee, which amendment, if adopted prior to a Change in Control, shall become automatically effective unless the Employee, within 30 days of the date the Company provides such notice, gives written notice to the Company that such amendment is not accepted by the Employee, in which case the terms of this Award Agreement and the Plan shall remain unchanged. Subject to any applicable provisions of the Company’s bylaws or of the Plan, any applicable determinations, order, resolutions or other actions of the Committee or of the Board shall be final, conclusive and binding on the Company and the Employee.

11.All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office address, 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100 USA, to the attention of the Secretary, and (b) if to the Employee, shall be delivered personally or mailed to the Employee at the address set forth below. Such addresses may be changed at any time by notice from one party to the other.

12.This Award Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in the Plan, the legal representatives of the Employee. As used in this Award Agreement, the “Company” means the Company as defined herein and any successor.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the day and year first above written.

/s/McAlister C. Marshall, II	As of June 9, 2016
The Brink’s Company	Date
/s/Douglas A. Pertz	As of June 9, 2016
Employee	Date

Street address, City, State & ZIP

EXHIBIT A

The Brink’s Company
Compensation Recoupment Policy

The compensation recoupment policy of The Brink’s Company (the “Company”) shall apply if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws (a “Restatement”).
In the event of a Restatement, the Compensation and Benefits Committee will recoup “Excess Compensation” (as defined below) from “Covered Employees” (as defined below). In addition to the recoupment of any Excess Compensation, the Compensation and Benefits Committee will take such actions as it deems necessary or appropriate against a particular Covered Employee, depending on all the facts and circumstances as determined during its review, including (i) recommending disciplinary actions to the Board of Directors, up to and including termination, and/or (ii) the pursuit of other available remedies.
“Excess Compensation” means the difference between (i) the actual amount of cash-based or equity-based incentive compensation received by the Covered Employee and (ii) the compensation that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement (the “Covered Period”).
“Covered Employees” means (i) the executive officers of the Company, as designated by the Board of Directors from time to time and (ii) any employee whose acts or omissions were directly responsible for the events that led to the Restatement and who received Excess Compensation during the Covered Period.
For purposes of this policy, “cash-based or equity-based incentive compensation” includes awards under the Key Employees Incentive Plan (“KEIP”), the Management Performance Improvement Plan (“MPIP”), the 2005 Equity Incentive Plan, as amended (the “2005 Incentive Plan”), the 2013 Equity Incentive Plan (the “2013 Incentive Plan”) and any successor plan or plans.
This policy shall be communicated to all participants in the Company’s KEIP, MPIP, 2005 Incentive Plan, and 2013 Incentive Plan.
This policy is separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (Forfeiture of Certain Bonuses and Profits) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer (“Section 304”), and the Compensation and Benefits Committee shall reduce the recoupment under this policy for any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to Section 304.

EXHIBIT B

Restrictive Covenant Agreement (“RCA”)

1. Definitions:

a. “Company” means The Brink’s Company.

b. “Competing Business” means any person or entity that provides products or services in the business of armored vehicle transportation, secure international transportation of valuables, coin processing services, currency processing services, cash management services, safe and safe control services, payment services, security and guarding services, deposit processing services/daily overnight credit, check imaging, or jewel or precious metal vaulting, that are the same as or substantially similar to, and competitive with, the products or services provided by the Company or its subsidiaries at any time during the twenty-four (24) months prior to the cessation of Employee’s employment.

c. “Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its Customers and Vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of Company Customers, their purchasing histories, and the terms or proposed terms upon which Company offers or may offer its products and services to such Customers, (ii) the identity of Company Vendors or potential Vendors, and the terms or proposed terms upon which the Company may purchase products and services from such Vendors, (iii) the terms and conditions upon which the Company employs its employees and independent contractors, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (vi) technology used by the Company to provide its services, and (vii) information provided to the Company by third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Employee without authorization from the Company; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means.

d. “Employee” means the employee identified in the Award Agreement to which this RCA is attached as Exhibit B.

e. “Material Contact” means with respect to an employee or independent contractor of the Company, Employee worked with the employee or independent contractor of the Company in furtherance of the business interests of the Company and within twelve (12) months prior to the cessation of Employee’s employment or, with respect to an employee or independent contractor of the Company, Customer (defined below) or Vendor (defined below), Employee personally communicated with the employee or independent contractor of the Company, Customer or Vendor in person, by telephone or by paper or electronic correspondence in furtherance of the business interests of the Company and within twelve (12) months prior to the cessation of Employee’s employment.

f. “Restricted Period” means the period while Employee is employed by the Company and for twenty-four (24) months following the cessation of Employee’s employment with the Company.

g. “Restricted Territory” means those geographic areas described on Exhibit 1 to this RCA. Employee acknowledges and agrees that this geographic area consists of those states or countries (i) in which Employee was physically located at the time Employee provided services in furtherance of the business interests of the Company, (ii) for which Employee had supervisory responsibility (in whole or in part), if any, on behalf of the Company, or (iii) to which Employee was assigned by the Company; provided, however, that in all cases the Restricted Territory shall be limited to those states or countries where Employee provided such services or had such responsibility or assignment within twenty-four (24) months prior to the cessation of Employee’s employment; provided, further, that the “Restricted Territory” shall not include any state or country where the Company either does not provide or has ceased providing products and services.

h. “Customer” means any person or entity who or which purchased products or services from the Company in exchange for compensation within twenty-four (24) months prior to the cessation of Employee’s employment with the Company.
i. “Vendor” means any person or entity who or which has provided products or services to the Company in exchange for compensation within twenty-four (24) months prior to the cessation of Employee’s employment with the Company.
j. “Lines of Business of the Company” means any Company-recognized department, division or subdivision of the Company, or any of its subsidiaries or affiliates, to which Employee was assigned or which Employee supervised (directly or indirectly or in whole or in part) or for which Employee provided services as part of Employee’s employment duties within twenty-four (24) months prior to the cessation Employee’s employment.

2. Assignment of Work Product and Inventions. Employee hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to the Company and/or obtain patents, trademark registrations or copyrights belonging to the Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by Employee, alone or with others, during the term of Employee's employment relating to the Company. This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the business of the Company and have been developed in whole or in part during the term of Employee's employment. Employee agrees to advise the Company in writing of each invention that Employee, alone or with others, makes or conceives during the term of Employee's employment and which relate to the Business of the Company. Notwithstanding any provision of this RCA, Employee shall not be required to assign, nor shall Employee be deemed to have assigned, any of Employee’s rights in any invention that Employee develops entirely on his own time without using the Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for inventions that either: (1) relate, at the time that the invention is conceived or reduced to practice, to the business of the Company or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Employee for the Company on behalf of the Company. Inventions which Employee developed before Employee came to work for the Company, if any, are described in the attached Exhibit 2 and excluded from this Section. The failure of the parties to attach any Exhibit 2 to this RCA shall be deemed an admission by Employee that Employee does not have any pre-existing inventions.

3. Return of Property and Information. Employee agrees not to remove any Company property from Company premises, except when authorized by the Company. Employee agrees to return all Company property and information (whether confidential or not) within Employee’s possession or control within seven (7) calendar days following the cessation of Employee’s employment with the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Employee or which Employee has developed or collected in the scope of Employee’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Employee shall certify in writing that Employee has complied with this provision, and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Employee. Employee may retain information relating to Employee’s benefit plans and compensation only to the extent such information reflects employee’s individual financial and benefit information, as opposed to information and plan terms that are applicable to others.

4. Duty of Confidentiality. The Company agrees, and Employee acknowledges, that the Company shall provide Confidential Information to Employee as part of the employment relationship between Company and Employee and that such information is necessary for Employee to perform Employee's duties for Company. Employee agrees that during employment with the Company and thereafter, Employee shall not, directly or indirectly, divulge or make use of any Confidential Information other than in the performance of Employee’s duties for the Company. While employed by the Company, Employee shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information. In the event that Employee becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, Employee shall promptly notify the Company. This RCA does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose longer duties of non-disclosure.
5. Non-Competition.
a. Employee agrees that during the Restricted Period, and within the Restricted Territory, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, own, manage, control, or participate in the ownership, management, or control of, a Competing Business in regard to products or services that are the same as or substantially similar to, and in competition with, those offered by any Lines of Business of the Company (as defined herein) within twenty-four (24) months prior to Employee’s termination or resignation.
b. Employee agrees that during the Restricted Period, and within the Restricted Territory, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, perform services for a Competing Business which are the same as or substantially similar to the services conducted, authorized, offered, or provided by Employee to any Lines of Business of the Company within twenty-four (24) months prior to Employee’s termination or resignation.
c. Nothing in this RCA shall prohibit Employee from owning 5% or less of the outstanding equity or debt securities of any publicly traded Competing Business.
6. Non-Recruitment of Company Employees and Contractors. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of the Company with whom Employee had Material Contact, to terminate or lessen such employment or contract with the Company.
7. Non-Solicitation of Company Customers. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit any Customers of the Company with whom Employee had Material Contact, for the purpose of selling any products or services for a Competing Business.

8. Non-Solicitation of Company Vendors. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity, solicit any actual or prospective Vendor of the Company with whom Employee had Material Contact, for the purpose of purchasing products or services to support a Competing Business.

9. Acknowledgements. Employee acknowledges and agrees that the provisions of this RCA are reasonable as to time, scope and territory given the Company’s need to protect its Confidential Information and its relationships and goodwill with its customers, suppliers, employees and contractors, all of which have been developed at great time and expense to the Company. Employee represents that Employee has the skills and abilities to obtain alternative employment that would not violate this RCA in the event that Employee leaves employment with the Company, and that this RCA does not pose an undue hardship on Employee. Employee further acknowledges that Employee’s breach of any provision of this RCA would likely cause irreparable injury to the Company, and therefore the Company may seek, at its option, injunctive relief and the recovery of its reasonable attorney’s fees and costs incurred in defending or enforcing this RCA (in the event the Company is the prevailing party), in addition to or in place of any other remedies available in law or equity, including any remedies available under the Award Agreement to which this RCA is attached as Exhibit B.
10. Caveat. Nothing in this RCA shall prohibit Employee from working in any role or engaging in any job or activity that is not in competition with the products and services provided by the Company at the time Employee’s employment ceases.
11. Breach does not excuse performance. Employee agrees that a breach or an alleged breach by the Company of any provision of this RCA or any other agreement shall not excuse Employee’s obligation to adhere to the provisions of this RCA and shall not constitute a defense to the enforcement thereof by the Company.
12. Non-Disparagement. Employee agrees that Employee will not make any untrue, misleading, or defamatory statements concerning the Company or any of its subsidiaries or affiliates or any of its or their officers or directors, and will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company or any of its subsidiaries or affiliates, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or any of its subsidiaries or affiliates or any of its or their officers or directors. Nothing in this RCA, however, prohibits Employee from communicating with or cooperating in any investigations of any governmental agency on matters within their jurisdictions, provided that this RCA does prohibit Employee from recovering any relief, including without limitation monetary relief, as a result of such activities. In agreeing not to make disparaging statements regarding the Company or its subsidiaries or affiliates or its or their officers or directors, Employee acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Company or its subsidiaries or affiliates or its or their officers or directors, including rights under any applicable federal and state constitutional rights.
13. Governing Law. The terms of this RCA and any disputes arising out of it shall be governed by and construed in accordance with the laws of the State of Texas, except that any Texas conflict-of-law principles that might require application of the laws of another jurisdiction shall not apply.
14. Venue. Any dispute arising from or relating to this RCA shall be resolved exclusively in the United States District Court for the Northern District of Texas or any state court sitting in Dallas County, Texas, at the sole option of the Company, and Employee expressly consents to the personal jurisdiction in these courts and in the State of Texas, and hereby waives all objections to venue and jurisdiction, as well as Employee’s right to removal, if any.
15. Construction. This RCA shall not be construed more strictly against one party than any other by virtue of the fact that it may have been prepared by counsel for one of the parties. The headings to the sections of this RCA are included for convenience only and shall not affect the interpretation of this RCA.
16. Modification. The parties expressly agree that should a court find any provision of this RCA, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with public policy.
17. Severability. If any provision of this RCA, or part thereof, is determined to be unenforceable for any reason whatsoever, and cannot or will not be modified to render it enforceable, it shall be severable from the remainder of this RCA and shall not invalidate or affect the other provisions of this RCA, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

18. Notices. All notices hereunder shall be in writing and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office address, 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100 USA, to the attention of the Secretary, and (b)

if to the Employee, shall be delivered personally or mailed to the Employee at the address set forth below. Such addresses may be changed at any time by notice from one party to the other.

19. Assignability. This RCA shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company. This RCA may be assigned by the Company to a successor in interest without the prior consent of the Employee.

20. Waivers and Further Agreements. Neither this RCA nor any term or condition hereof, may be waived or modified in whole or in part as against the Company or Employee, except by written instrument executed by or on behalf of the party other than the party seeking such waiver or modification, expressly stating that it is intended to operate as a waiver or modification of this agreement or the applicable term or condition hereof.

Exhibit 1

In accordance with Section 1.g, “Restricted Territory” includes:

•	U.S.A.
•	Argentina
•	Australia
•	Belgium
•	Bolivia
•	Brazil
•	Canada
•	Chile
•	China
•	Colombia
•	France
•	Germany
•	Greece
•	Hong Kong SAR
•	Hungary
•	India
•	Ireland
•	Israel
•	Italy
•	Japan
•	Jordan
•	Korea
•	Luxembourg
•	Macau
•	Madagascar
•	Mauritius
•	Mexico
•	Morocco
•	Panama
•	Reunion
•	Russia
•	Singapore
•	South Africa
•	Switzerland
•	Taiwan
•	Turkey
•	United Arab Emirates
•	United Kingdom
•	Venezuela
•	Vietnam